EXHIBIT 23.7

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 15 to Form S-11 Registration Statement (No. 333-196886) and related Prospectus of Jones Lang LaSalle Income Property Trust, Inc. and to the incorporation by reference therein of our report dated September 21, 2015, with respect to the statement of revenues and certain expenses of Chancellory Distribution Center for the year ended September 30, 2014, included in its Current Report (Form 8-K/A) dated January 12, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL
April 6, 2017